Exhibit 4.3

Amendment No. 1 to

Affiliated Computer Services, Inc.

1997 Stock Incentive Plan

This Amendment No. 1 to the Affiliated Computer Services, Inc. 1997 Stock Incentive Plan (the “Plan”) is made to be effective as of the 28th day of October, 2004 (“Amendment”).

RECITALS:

WHEREAS, the Plan was originally adopted by the Affiliated Computer Services, Inc. (the “Company”) Board of Directors on August 5, 1997 and approved by the shareholders of the Company on December 16, 1997; and

WHEREAS, Section 3 of the Plan provides a formula that permits the Company’s Board of Directors to periodically increase the number of shares available for issuance pursuant to the Plan; and

WHEREAS, pursuant to the new corporate governance standards of the New York Stock Exchange (“NYSE”) contained in Section 303A of the NYSE’s Listed Company Manual, any equity compensation plan that contains a formula for automatic increases in the number of shares available is a “formula plan” and each increase in shares available under a “formula plan” will be considered a material revision requiring shareholder approval unless the plan has a term of not more than ten years; and

WHEREAS, Section 303A.08 states that an amendment to limit a current plan to a term of no more than 10 years, whether made prior to or after the effective date of the listing standard, would not be a “material revision” requiring shareholder approval; and

WHEREAS, the Board of Directors has on this date approved an amendment to the Plan such that the Plan will terminate no later than December 1, 2007.

NOW, THEREFORE, in consideration of the foregoing, the Company hereby amends the Plan as follows:

Section 1. Amendment to Section 6 of the Plan. Section 6 is hereby replaced in its entirety with the following:

“6. TERM OF PLAN. Subject to any applicable law and the provisions of Section 19 hereof, the Plan shall terminate no later than December 1, 2007.”

Section 2. No Effect on Consistent Terms. All terms of the Plan not inconsistent with this Amendment shall remain in place and in full force and effect and shall be unaffected by this Amendment.

IN WITNESS WHEREOF, the undersigned has duly executed this Amendment as of the date first written above.

AFFILIATED COMPUTER SERVICES, INC.

By:	/s/ WAYNE R. LEWIS
Name:	Wayne R. Lewis
Title:	Senior Vice President & Assistant Secretary